Exhibit 99.1

Tucows Reports Continuing Strong Financial Results for Fourth Quarter and Full Year 2018

– 2018 Highlighted by Record Revenue, Adjusted EBITDA2 and Cash Flow from Operations –

TORONTO, February 13, 2019 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain names and other Internet services, today reported its financial results for the fourth quarter ended December 31, 2018. All figures are in U.S. dollars.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended December 31			12 Months Ended December 31
	2018 (Unaudited)	2017 (Unaudited)	% Change	2018 (Unaudited)	2017 (Unaudited)	% Change
Net revenue	85,612	90,621	-6%	346,013	329,421	5%
Net income[1]	4,436	11,199	-60%	17,135	22,327	-23%
Basic Net earnings per common share[1]	0.42	1.06	-60%	1.62	2.12	-24%
Adjusted EBITDA[2,3]	16,633	15,276	9%	50,057	41,357	21%
Net cash provided by operating activities	10,668	14,081	-24%	37,209	31,896	17%

1.

Net Income and Earnings Per Share for the fourth quarter and Fiscal 2017 reflected a net positive implementation impact from the Tax Cuts and Jobs Act of 2017 of $5.8 million and $0.55 per share, respectively.

2.	This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.
3.

Adjusted EBITDA for the fourth quarter and twelve month period of 2017 reflect the impact of the purchase price accounting adjustment related to the fair value write down of deferred revenue from the Enom acquisition which lowered Adjusted EBITDA by $0.8 million and $7.8 million for the fourth quarter and twelve months of 2017, respectively.

Summary of Revenues and Gross profit

(In Thousands of US Dollars)

	Revenue		Gross profit
	3 Months ended December 31		3 Months ended December 31
	2018 (Unaudited)	2017 (Unaudited)	2018 (Unaudited)	2017 (Unaudited)
Network Access Services:
Mobile Services	22,511	23,795	11,093	11,094
Other Services	2,320	1,590	1,429	651
Total Network Access Services	24,831	25,385	12,522	11,745

Domain Services:
Wholesale
Domain Services	43,396	48,320	7,752	6,514
Value Added Services	4,180	4,305	3,438	3,733
Total Wholesale	47,576	52,625	11,190	10,247

Retail	8,880	8,711	4,475	4,141
Portfolio	4,325	3,900	3,900	3,376
Total Domain Services	60,781	65,236	19,565	17,764

Network Expenses:
Network, other costs	-	-	(2,256)	(2,260)
Network, depreciation and amortization costs	-	-	(2,100)	(1,513)
Total Network expenses	-	-	(4,356)	(3,773)

Total	85,612	90,621	27,731	25,736

“The fourth quarter once again saw solid, consistent performance across the business, highlighted by year-over-year gross profit expansion in both Domains and Network Access and 9% growth in adjusted EBITDA,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “The quarter capped off another record year in terms of revenue, gross profit, adjusted EBITDA and cash flow from operations. As importantly, the cash generation of the Domains and Ting Mobile businesses fueled our build-out of the Ting Internet footprint that will drive our next phase of outsized growth.”

“Ting Internet made strong, steady progress throughout the year, growing our serviceable addresses, customers and recurring monthly revenue, adding a sixth town early in the year and readying for the seventh announced just last week. At Ting Mobile, we again delivered strong year-over-year growth in revenue, margin and gross profit. In our Domains business, we made significant progress in the integration of Enom, with more than half of the $5 million in expected EBITDA synergies now realized, as well as the development of the new platform, positioning this business for potential new growth opportunities.”

“All of these achievements position Tucows for an exciting 2019 in each of our businesses and improving growth that will drive long-term value for our shareholders.”

Financial Results

Net revenue for the fourth quarter of 2018 was $85.6 million compared with $90.6 million for the fourth quarter of 2017, with the decrease due primarily to acceleration of revenue related to the bulk transfer of 2.8 million very low margin domain names in the first and third quarters of 2018. Excluding the impact of these of bulk transfers, net revenue for the fourth quarter of 2018 increased 2% compared to the fourth quarter of 2017.

Net income for the fourth quarter of 2018 was $4.4 million, or $0.42 per share compared with $11.2 million, or $1.06 per share, for the fourth quarter of 2017. Net income for the fourth quarter of 2017 was positively impacted by the tax related implementation impacts from the Tax Cuts and Jobs Act of 2017 for $5.8 million or $0.55 per share.

Adjusted EBITDA1 for the fourth quarter of 2018 increased 9% to $16.6 million from $15.3 million for the fourth quarter of 2017.

Cash and cash equivalents at the end of the fourth quarter of 2018 were $12.6 million compared with $10.8 million at the end of the third quarter of 2018 and $18.0 million at the end of the fourth quarter of 2017.

Notes:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically discloses and discusses a non-GAAP financial measure, adjusted EBITDA, in press releases and on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, amortization of intangible assets, income tax provision, interest expense, interest income, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions and infrequently occurring items, including acquisition and transitions costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

The following table reconciles net income to adjusted EBITDA (dollars in thousands):

	3 months ended December 31		12 months ended December 31
	2018 (unaudited)	2017 (unaudited)	2018 (unaudited)	2017 (unaudited)
Net income for the period	4,436	11,199	17,135	22,327
Depreciation of property and equipment	1,716	1,114	5,722	3,727
Amortization of intangible assets	2,290	2,330	9,243	8,400
Impairment of intangible assets	-	110	-	111
Interest expense, net	926	865	3,687	3,567
Provision for income taxes	5,239	(1,032)	9,020	1,748
Stock-based compensation	670	623	2,574	1,457
Unrealized loss (gain) on change in fair value of forward contracts	201	54	207	18
Unrealized loss (gain) on foreign exchange revaluation of foreign denominated monetary assets and liabilities	752	(45)	943	(804)
Acquisition and transition costs*	403	58	1,526	806

Adjusted EBITDA	16,633	15,276	50,057	41,357

*Acquisition and other costs represents transaction-related expenses, transitional expenses, such as duplicative post-acquisition expenses, primarily related to our acquisition of Enom in January 2017. Expenses include severance or transitional costs associated with department, operational or overall company restructuring efforts, including geographic alignments.

Conference Call

Concurrent with the dissemination of this news release, management’s pre-recorded remarks discussing the quarter and outlook for the Company have been posted to the Tucows web site at http://www.tucows.com/investors/financials. In lieu of a live question and answer period, for the next five days (until Monday, February 18), shareholders, analysts and prospective investors can submit questions to Tucows’ management at ir@tucows.com. Management will post responses to questions of general interest to the Company’s web site at http://www.tucows.com/investors/financials/ on Tuesday, February 26 at approximately 4:00 p.m. ET. All questions will receive a response, however, questions of a more specific nature may be responded to directly.

About Tucows

Tucows is a provider of network access, domain names and other Internet services. Ting (https://ting.com) delivers mobile phone service and fixed Internet access with outstanding customer support. OpenSRS (http://opensrs.com) and Enom (http://www.enom.com) manage a combined 23 million domain names and millions of value-added services through a global reseller network of over 37,000 web hosts and ISPs. Hover (http://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectation regarding our ability to realize synergies from the Enom acquisition and our expectation for growth of Ting Internet. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Tucows, Ting, OpenSRS, Enom and Hover are registered trademarks of Tucows Inc. or its subsidiaries.

Contact:

Lawrence Chamberlain

Loderock Advisors

(416) 519-4196

lawrence.chamberlain@loderockadvisors.com